EXHIBIT 11

                    HEALTHSOUTH CORPORATION AND SUBSIDIARIES

                   COMPUTATION OF INCOME PER SHARE (UNAUDITED)

                    (IN THOUSANDS, EXCEPT FOR PER SHARE DATA)

                                                                                                   THREE MONTHS ENDED
                                                                                                         MARCH 31,
                                                                                                ---------------------------
                                                                                                  2001               2000
                                                                                                --------           --------
Numerator:
     Net income                                                                                 $ 75,311           $ 65,326
                                                                                                --------           --------
     Numerator for basic earnings per share -- income available to
        common stockholders                                                                       75,311             65,326
     Effect of dilutive securities:
        Elimination of interest and amortization on 3.25% Convertible
            Subordinated Debentures due 2003, less the related
            effect of the provision of income taxes                                                   --(1)              --(1)
                                                                                                --------           --------
     Numerator for diluted earnings per share -- income available to
        common stockholders after assumed conversion                                            $ 75,311           $ 65,326
                                                                                                ========           ========

Denominator:
     Denominator for basic earnings per share -- weighted-average
        shares                                                                                   388,143            385,644
     Effect of dilutive securities:
        Net effect of dilutive stock options                                                       9,563              2,625
        Restricted shares issued                                                                     750                750
        Assumed conversion of 3.25% Convertible Subordinated
            Debentures due 2003                                                                       --(1)              --(1)
                                                                                                --------           --------
                Dilutive potential common shares                                                  10,313              3,375
                                                                                                --------           --------
     Denominator of diluted earnings per share -- adjusted
        weighted-average shares and assumed conversions                                          398,456            389,019
                                                                                                ========           ========

Basic earnings per share                                                                        $   0.19           $   0.17
                                                                                                ========           ========

Diluted earnings per share                                                                      $   0.19           $   0.17
                                                                                                ========           ========

(1)  The effect of these securities was antidilutive for the three months ended March 31, 2001 and March 31, 2000.